Exhibit  1

                     TRUSTEE'S FINAL DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, BellSouth Telecommunications Debenture-Backed Series 2003-14
*CUSIP:       21988G106    Class     A-1
              21988GCT1    Class     A-2

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending February 28, 2007.

INTEREST ACCOUNT
----------------


Balance as of      November 15, 2006.....                                 $0.00
        Scheduled Income received on securities.....                      $0.00
        Unscheduled Income received on securities.....                    $0.00

LESS:
        Distribution to Class A-1 Holders.....                           -$0.00
        Distribution to Class A-2 Holders.....                           -$0.00
        Distribution to Depositor.....                                   -$0.00
        Distribution to Trustee.....                                     -$0.00
Balance as of      November 15, 2006.....                                 $0.00


PRINCIPAL ACCOUNT
-----------------


Balance as of      November 15, 2006.....                                 $0.00
        Scheduled Principal received on securities.....                   $0.00
        2/28/2007 - Cash liquidation proceeds received on sale $24,148,669.46 of $26,319,000 principal amount of securities at price
        $90.080 per $100 plus accrued interest for distribution
        to Class A-1 and A-2 Holders.....

LESS:
        2/28/2007 - Distribution in-kind of $681,000                     -$0.00
        principal amount of securities to Class A-1 Holders
        of 26,168 units.....
        2/28/2007 - Distribution of cash liquidation            -$24,037,596.88
        proceeds to Class A-1 Holders of 1,005,342
        units.....
        2/28/2007 - Distribution of cash liquidation               -$110,242.13
        proceeds to Class A-2 Holders of $1,212,250 stated
        amount.....
        2/28/2007 - Distribution of cash in lieu of                    -$830.45
        fractional securities to certain Class A-1 and
        Class A-2 Holders.....
Balance as of      February 28, 2007.....                                 $0.00



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               UNDERLYING SECURITIES HELD AS OF   February 28, 2007

           Principal
            Amount                           Title of Security
           ----------                        -----------------
               $0 BellSouth Telecommunications, Inc. 5.85% Debentures due November 15, 2045
                            *CUSIP:     079867AN7

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Effective with the completion of the distributions described above, the Class
A-1 Certificates and the Class A-2 Certificates, along with the related Call Warrants, are null and void and the BellSouth Telecommunications
Debenture-Backed Series 2003-14 Trust is terminated.
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U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.

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